Exhibit 99.1

NBC Capital Corporation Reports Second Quarter Results

    STARKVILLE, Miss.--(BUSINESS WIRE)--July 21, 2004--NBC Capital Corporation (AMEX:NBY) today reported its results for the second quarter ended June 30, 2004.
    "NBC completed the acquisition of Enterprise National Bank effective April 1, 2004 and our second quarter results reflect the addition of approximately $282 million in earning assets and the additional overhead related to Enterprise's operations," stated Lewis
F. Mallory, Jr., chairman and chief executive officer of NBC Capital Corporation. "Net interest income rose 29.7% to $10.8 million compared with the second quarter of last year on the strength of the additional earning assets from Enterprise.
    "NBC's net income declined to $2.7 million compared with $3.5 million in the second quarter of last year due to additional expenses related to Enterprise, a large reduction in security gains from last year, closing costs for certain branches, and a decrease in mortgage fee income resulting from lower demand for refinanced mortgages. We continue to expect the Enterprise acquisition to add to our cash earnings(a) this year and add to GAAP earnings beginning next year. We are very optimistic about our improved growth prospects with the addition of the Memphis markets combined with continued growth in Tuscaloosa as well," concluded Mr. Mallory.

    Second Quarter Results

    Net interest income rose 29.7% to $10.8 million in the second quarter of 2004 compared with $8.3 million in the second quarter of 2003. The increase was due primarily to the acquisition of Enterprise National Bank. Average earning assets rose 30.4% to $1.3 billion at June 30, 2004. The majority of the growth in earning assets was related to Enterprise.
    Total interest income was $16.1 million for the second quarter of 2004 compared with $12.9 million in the second quarter of 2003. The increase in interest income was primarily due to the increase in earning assets. Interest and fees on loans increased 31.2% due to a 43% increase in average volume, offset somewhat by a 50 basis point decline in average yields. Interest and dividends on investment securities were up 12.6% compared with the second quarter of 2003 due to a 16.3% increase in the average balance in the investment portfolio that was offset somewhat by a 13 basis point decline in the average yield on investment securities. Interest expense for the quarter included approximately $497,000 incurred to fund the Enterprise acquisition.
    NBC's provision for loan losses rose 8.8% to $805,000 in the second quarter compared with $740,000 in the same period last year. By comparison, net loans increased 40.5% over the same period, reflecting the strength of the loan portfolio and reserve for loan losses. Net interest income after provision for loan losses was $10.0 million in the second quarter compared with $7.6 million last year.
    NBC reported growth in every non-interest income category from its core operations except mortgage fee income and security gains. Enterprise contributed to additional growth in service charge and other non-interest income. For the second quarter of 2004, non-interest income was $5.2 million compared with $5.6 million in the second quarter of 2003. The decline was due to lower mortgage fee income in 2004 and higher security gains in 2003.
    Service charges on deposits rose 16.1% to $2.2 million, trust department income rose 4.7% to $515,000 and insurance commission and fee income increased 2.7% to $1.1 million compared with the second quarter of the prior year. Mortgage loan income was down 50.2% to $358,000 compared with the second quarter of 2003. The decline in mortgage loan income reflects the lower demand for mortgage refinancing as long-term rates have increased. Gains on securities were $89,000 in the second quarter of 2004 compared with $667,000 in the same quarter of last year.
    Non-interest expenses rose 34.9% to $11.3 million compared with $8.4 million in the second quarter of 2003. The majority of the increase was related to the addition of Enterprise bank and does not include any saving related to combining operations and staff that are expected in the third and fourth quarters of this year. Other operating expenses included approximately $384,000 in amortization expense related to the Enterprise core deposit premium. In addition, second quarter results also included, $260,000 in one-time expenses related to the Enterprise transaction and $216,000 related to the closing of four branches in Mississippi that did not meet profit expectations.
    Income before taxes was $3.8 million in the second quarter of 2004 compared with $4.7 in the second quarter of 2003. The tax rate for the second quarter of 2004 was 29.3% compared with 26.2% in the same period last year.
    Return on average assets was 0.8% in the second quarter of 2004 compared with 1.3% in the same quarter of 2003. Return on average equity was 9.7% in the second quarter of 2004 compared with 12.6% in the second quarter of the prior year.

    Six-Month Results

    Net income for the first six months of 2004 was $5.8 million, or $0.70 per diluted share, compared with $7.1 million, or $0.87 per diluted share, in the same period of 2003. Net interest income was $19.2 million in the first half of 2004 compared with $17.0 million in the same period of 2003. Non-interest income declined to $10.0 million in 2004 compared with $10.9 million in the first half of 2003.
    Book value per share was $13.04 at June 30, 2004, and $13.78 at June 30, 2003. Shareholders' equity was $106.4 million and $112.6 million at June 30, 2004 and 2003, respectively.

    2004 Expectations

    NBC expects earnings for 2004 to be in the range of $1.50 to $1.58 per diluted share compared with $1.65 reported in 2003. NBC expects the Enterprise acquisition will add approximately $0.11 per share to cash earnings(a) in 2004.
    Expectations for the third quarter of 2004 are for income to be in the range of $0.37 - $0.41 per share. Cash earnings* for the third quarter are expected to be in the range of $0.41 - $0.45 per share. NBC's 2003 third quarter net income was $0.38 per diluted share.

    (a)Use of Non-GAAP Financial Measures

    Cash earnings per share is defined as GAAP earnings per share adjusted for amortization of acquisition related expenses, including amortization of deposit premium, write-up of fixed assets and write-up of the securities portfolio. NBC presents cash earnings per share because its management uses the measure to evaluate the company's performance and to allocate resources. In addition, NBC believes cash earnings per share is a measure of performance used by some investment banks, investors, analysts and others to make informed investment decisions. Cash earnings per share is an indicator of cash generated to service debt and fund capital expenditures. Cash earnings per share is not a measure of financial performance under generally accepted accounting principles and should not be considered as a substitute for or superior to other measures of financial performance reported in accordance with GAAP. Cash earnings per share presented herein may not be comparable to similarly titled measures reported by other companies.

    Conference Call

    NBC Capital will provide an on-line, real-time Web-cast and rebroadcast of its second quarter results conference call to be held tomorrow, July 22, 2004. The live broadcast of will be available on-line at www.nbcbankline.com under investor information and http://phx.corporate-ir.net/playerlink.zhtml?c=83826&s=wm&e=917904 beginning at 10:30 a.m. central time. The on-line replay will follow immediately and continue for 30 days.

    About NBC Capital Corporation

    NBC Capital Corporation is a financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in east Mississippi, Memphis, Tennessee and Tuscaloosa, Alabama. NBC's stock is listed on the American Stock Exchange under the ticker symbol of NBY.

    Forward-Looking Statements

    This press release contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, management and operation of acquired operations and general market risks) that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Report on 10-K for the year ended December 31, 2003, and other reports filed with the Securities and Exchange Commission. NBC Capital Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.



                        NBC CAPITAL CORPORATION
                 CONSOLIDATED STATEMENTS OF CONDITION
                               JUNE 30,
                 (In thousands, except share amounts)

                                                  2004        2003
                                               ----------  ----------
ASSETS:

Cash and Due From Banks                           $41,923     $35,350
Interest Bearing Deposits Due
 From Banks                                         5,396         821
                                               ----------  ----------
  Total Cash and Due From Banks                    47,319      36,171

Securities:
  Securities Available for Sale                   409,727     355,071
  Securities Held to Maturity                      35,752      43,080
                                               ----------  ----------
    Total Securities                              445,479     398,151

Federal Funds Sold and
  Securities Purchased Under
   Agreement To Resell                                292      27,433

Other Earning Assets                               15,922      15,041

Loans                                             804,975     570,674
Less: Reserve for Loan Losses                     (11,430)     (6,042)
                                               ----------  ----------
  Net Loans                                       793,545     564,632

Bank Premises And Equipment, Net                   19,667      14,567
Interest Receivable                                 7,463       6,879
Other Real Estate Owned                             1,164       1,152
Goodwill and Other Intangible
 Assets                                            41,203       2,853
Other Assets                                       24,784       6,882
                                               ----------  ----------
  Total Assets                                 $1,396,838  $1,073,761
                                               ==========  ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:

Non-Interest Bearing Deposits                    $150,058    $106,924
Interest Bearing Deposits                         914,713     702,558
                                               ----------  ----------
  Total deposits                                1,064,771     809,482
Interest Payable                                    1,700       1,380
Federal Funds Purchased and
  Securities Sold Under
   Agreement to Repurchase                         29,768      16,850
Federal Home Loan Bank Borrowings                 144,763     118,712
Subordinated Debentures                            36,928
Other Liabilities                                  12,492      14,765
                                               ----------  ----------
  Total Liabilities                             1,290,422     961,189

SHAREHOLDERS' EQUITY:

Common Stock - $1 Par Value,
 Authorized 50,000,000 shares,
 Issued - 9,615,806 Shares at
 June 30, 2004 and June 30, 2003                    9,616       9,616
Surplus And Undivided Profits                     132,893     128,187
Accumulated Other Comprehensive
 Income                                            (8,026)      2,518
Treasury Stock at Cost
 (1,457,795 shares at June 30,
 2004 and 1,445,328 shares at
 June 30, 2003)                                   (28,067)    (27,749)
                                               ----------  ----------
  Total Shareholders' Equity                      106,416     112,572
                                               ----------  ----------
    Total Liabilities And
     Shareholders' Equity                      $1,396,838  $1,073,761
                                               ==========  ==========

Note 1: Certain 2003 amounts have been reclassified to conform to 2004 classifications.


                        NBC CAPITAL CORPORATION
                   CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)

                        FOR THE THREE MONTHS     FOR THE SIX MONTHS
                            ENDED JUNE 30           ENDED JUNE 30
                          2004        2003        2004        2003
                       ----------  ----------  ----------  ----------
INTEREST INCOME:

Interest And Fees On
 Loans                    $11,302      $8,617     $19,623     $17,338
Interest And Dividends
 On Investment
 Securities                 4,793       4,258       8,983       9,077
Other Interest Income          34          71         192         165
                       ----------  ----------  ----------  ----------
  Total Interest Income    16,129      12,946      28,798      26,580


INTEREST EXPENSE:

Interest On Deposits        3,565       3,338       6,403       6,966
Interest On Borrowed
 Funds                      1,792       1,300       3,180       2,623
                       ----------  ----------  ----------  ----------
  Total Interest
   Expense                  5,357       4,638       9,583       9,589
                       ----------  ----------  ----------  ----------
  Net Interest Income      10,772       8,308      19,215      16,991
Provision For Loan
 Losses                       805         740       1,480       1,490
                       ----------  ----------  ----------  ----------
  Net Interest Income
   After Provision For
   Loan Losses              9,967       7,568      17,735      15,501
                       ----------  ----------  ----------  ----------

OTHER INCOME:

Service Charges On
 Deposit Accounts           2,195       1,890       4,135       3,683
Trust Department Income       515         492       1,002         904
Insurance Commission
 and Fee Income             1,066       1,038       2,243       2,256
Mortgage Loan Fee
 Income                       358         719         624       1,159
Other Non-Interest
 Income                       962         816       1,941       1,576
Gains (Losses) On
 Securities - Net              89         667          97       1,368
                       ----------  ----------  ----------  ----------
  Total Other Income        5,185       5,622      10,042      10,946
                       ----------  ----------  ----------  ----------

OTHER EXPENSE:

Salaries & Employee
 Benefits                   6,480       5,011      11,512       9,993
Net Premises And Fixed
 Asset Expense              1,478       1,154       2,660       2,347
Other Operating Expense     3,430       2,277       5,600       4,517
                       ----------  ----------  ----------  ----------
  Total Other Expense      11,388       8,442      19,772      16,857
                       ----------  ----------  ----------  ----------


Income Before Income
 Taxes                      3,764       4,748       8,005       9,590
Applicable Income Tax
 Expense                    1,103       1,245       2,251       2,504
                       ----------  ----------  ----------  ----------
  Net Income               $2,661      $3,503      $5,754      $7,086
                       ==========  ==========  ==========  ==========

Earnings Per Share:
  Basic                     $0.33       $0.43       $0.70       $0.87
  Diluted                   $0.33       $0.43       $0.70       $0.87
                       ==========  ==========  ==========  ==========

Average Weighted Shares:
  Primary               8,161,165   8,182,213   8,164,695   8,176,313
  Diluted               8,186,248   8,192,775   8,193,179   8,187,040


                        NBC CAPITAL CORPORATION
                         FINANCIAL HIGHLIGHTS
             (amounts in thousands except per share data)

FOR THE THREE MONTHS
   ENDED JUNE 30:                                 2004        2003
                                               ----------  ----------

Net Earnings                                      $2,661       $3,503
Basic and Diluted Earnings Per Share                0.33         0.43
Cash Dividends Per Share                            0.24         0.22

ANNUALIZED RETURNS
Return on Average Assets                             0.8%         1.3%
Return on Average Equity                             9.7%        12.6%


FOR THE SIX MONTHS
   ENDED JUNE 30:                                 2004        2003
                                               ----------  ----------

Net Earnings                                       $5,754      $7,086
Basic and Diluted Earnings Per Share                 0.70        0.87
Cash Dividends Per Share                             0.48        0.44

ANNUALIZED RETURNS
Return on Average Assets                              1.0%        1.3%
Return on Average Equity                             10.4%       12.7%


SELECTED BALANCES AT
  JUNE 30:                                        2004        2003
                                               ----------  ----------

Total Assets                                   $1,396,838  $1,073,761
Deposits and Securities Sold Under
    Agreements to Repurchase                    1,090,919     826,332
Loans                                             804,975     570,674
Total Securities                                  445,479     398,151
Shareholders' Equity                              106,416     112,572
Market Price Per Share                              26.66       25.30
Book Value Per Share                                13.04       13.78

Note 1: Certain 2003 amounts have been reclassified to conform to 2004 classifications.

    CONTACT: NBC Capital Corporation, Starkville
             Richard T. Haston, 662-324-4258